Exhibit 10.3

TERM NOTE

$75,000,000.00	New York, New York
March 28, 2019

FOR VALUE RECEIVED, INDEPENDENT BANK CORP., a Massachusetts corporation and a registered bank holding company (“Borrower”), hereby promises to pay to U.S. BANK NATIONAL ASSOCIATION, a national banking association, or its permitted assigns (“Lender”), at its main office in Minneapolis, Minnesota or at such other place as the holder hereof may from time to time in writing designate, in lawful money of the United States of America, the principal sum of Seventy-Five Million Dollars ($75,000,000.00), pursuant to Section 2.2 of the Credit Agreement between Borrower and Lender dated as of the date hereof (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”). Borrower also promises to pay principal and all accrued interest on the unpaid principal amount of the Term Loan payable at such rates and at such times as provided in the Credit Agreement, and shall pay all other costs, charges and fees due thereunder, all as provided in the Credit Agreement. This Term Note (as the same may be amended, modified, supplemented, extended or restated from time to time, this “Note”) shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at the rates set forth in the Credit Agreement. Capitalized terms not defined in this Note shall have the meanings ascribed thereto in the Credit Agreement.
Subject to the provisions of the Credit Agreement with respect to acceleration, prepayment or loan limitations, all unpaid principal with respect to the Term Loan, together with accrued interest and all other costs, charges and fees, shall be due and payable in full on the Termination Date for the Term Loan.
This Note evidences indebtedness incurred under, and is entitled to the benefits of and is subject to, the Credit Agreement, together with all future amendments, modifications, waivers, supplements and replacements thereof, to which Credit Agreement reference is made for a statement of the terms and provisions applicable to this Note, including those governing payment and acceleration of this Note. In the event of any conflict between the terms of this Note and the Credit Agreement, the Credit Agreement shall control.
Subject to the Credit Agreement, Borrower may, from time to time and without premium or penalty, repay all loans evidenced by this Note in whole or in part, pursuant to the terms of the Credit Agreement. Amounts repaid under this Note may not be reborrowed
Borrower hereby agrees to pay such costs incurred by Lender, including reasonable attorneys’ fees and legal expenses, as are specified in the Credit Agreement.
This Note shall be governed by the internal laws of the State of New York (regardless of such State’s conflict of laws principles).
No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.
All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest, notice of demand, notice of dishonor and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and to the release of or failure by Lender to exercise any rights against any party liable for or any property securing payment of this Note.

INDEPENDENT BANK CORP.

By: /s/ Jonathan Nelson
Name: Jonathan Nelson
Title: SVP / Treasurer